UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2016

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (206) 701-2000
Registrant's facsimile number, including area code: (206) 701-2500
None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 7, 2016, we entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo Bank”) which provides a revolving line of credit through December 1, 2017, for up to $50 million (the “Credit Facility”) to be used for general corporate purposes, including working capital requirements and capital expenditures. The Credit Facility will also support the issuance of letters of credit. As of January 7, 2016, based on our letters of credit outstanding, we had approximately $46.4 million available under the Credit Facility. The Credit Facility is secured by a first priority lien in all of our accounts receivable and other rights to payment, general intangibles, inventory and equipment.
Borrowings under the Credit Facility bear interest at either a fluctuating rate equal to the daily one month LIBOR rate plus a margin of 1.25% or a fixed interest rate for one, three or six months equal to the LIBOR rate for the applicable period plus a margin of 1.25%. We are also required to pay the lender customary letter of credit fees, and a commitment fee of 0.18% per annum in respect of the unutilized commitment amount under the Amended Credit Agreement.
The Amended Credit Agreement requires that we maintain certain financial ratios. In addition, the Amended Credit Agreement contains restrictions on our ability to, without Wells Fargo Bank’s prior approval, among other things, incur additional indebtedness, engage in certain mergers and acquisition transactions, pay dividends and distributions, make investments, loans or advances and create liens on assets, subject to specified exceptions. The Amended Credit Agreement also contains customary events of default that include, among others, non-payment of principal, interest or fees, default on debt to third parties in excess of a specified amount, inaccuracy of representations and warranties, bankruptcy and insolvency events and material judgments. Upon the occurrence of an event of default, our outstanding obligations under the Amended Credit Agreement may be accelerated by the lender and become due and payable immediately. We may terminate the Amended Credit Agreement and the Credit Facility at any time prior to the maturity date without premium or penalty.
The Amended Credit Agreement restates and replaces the Restated Credit Agreement with Wells Fargo Bank, dated as of October 1, 2012 (the “Existing Credit Agreement”), which provided a $10 million line of credit which was used to obtain letters of credit and foreign exchange contracts.
The foregoing summary of the Amended Credit Agreement is not complete and is qualified in its entirety by reference to the Amended Credit Agreement and the related Revolving Line of Credit Note, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition
On January 11, 2016, we announced selected preliminary 2015 financial results. The 2015 results presented in the press release are based on preliminary financial data and are subject to change until the year-end financial reporting process is complete. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 above with respect to the Amended Credit Agreement is incorporated into this section by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of January 7, 2016, between Cray Inc. and Wells Fargo Bank, National Association.
10.2	Revolving Line of Credit Note, dated as of January 7, 2016, between Cray Inc. and Wells Fargo Bank, National Association.
99.1	Press Release of Cray Inc., dated January 11, 2016

The information in Item 2.02 of this Form 8-K and Exhibit 99.1 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: January 11, 2016

Cray Inc.

By:	/s/ MICHAEL C. PIRAINO
Michael C. Piraino Senior Vice President Administration, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of January 7, 2016, between Cray Inc. and Wells Fargo Bank, National Association.
10.2	Revolving Line of Credit Note, dated as of January 7, 2016, between Cray Inc. and Wells Fargo Bank, National Association.
99.1	Press Release of Cray Inc., dated January 11, 2016